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                                  EXHIBIT 10.9

                  DUPONT CHEMICAL AND ENERGY OPERATIONS, INC.
                          Suite 8045, DuPont Building
                               1007 Market Street
                              Wilmington, DE 19898

                                                                March 9,1999


Mr. David S. Gino
Executive Vice President
Chief Financial Officer
DuPont Photomasks, Inc.
131 Old Settler's Blvd.
Round Rock, TX 78664

                    DUPONT PHOTOMASKS, INC. CREDIT AGREEMENT

The Credit Agreement between DuPont Chemical and Energy Operations ("DCEO") and DuPont Photomasks, Inc. ("DPI") is being extended to include a second revolving note dated March 9, 1999 ("Note Two"). Note Two is in addition to (not a substitution for) the revolving note dated August 1, 1997 ("Note One"). This letter is to serve as a summary of the credit terms between DCEO and DPI. Except to the extent changed by this letter agreement or the terms of Note Two itself, or subsequent written agreement of the parties, the provisions of the August 1, 1997 Credit Agreement between DPI and DCEO governs Note Two.

 .  The aggregate amount of the credit line is increased to $200,000,000 from
   $100,000,000.
 .  The term of Note Two will run from March 9, 1999 through March 9, 2002.
 .  The loan rate of Note Two is 25 basis points for the first full year and second full year, and Libor plus 25 basis points for the third full year.
 .  The terms and conditions of Note One stay in place and are unchanged.
 .  The loans are unsecured.
 .  DuPont Photomasks, Inc. has the ability to draw down and/or repay amounts on either Note One or Note Two at any time at its option.
 . Under Section 5 of the August 1, 1997 Agreement, DCEO consents to the indebtedness represented by Note Two. Prior written consent of DCEO is required for DPI to incur any further indebtedness.

Agreed to by:                                       Agreed to by:

/s/ SUSAN M. STALNECKER                   /s/ J. MICHAEL HARDINGER
-----------------------                   ------------------------------
Susan M. Stalnecker                       J. Michael Hardinger
President                                 Chairman and Chief Executive Officer
DuPont Chemical and Energy Operations     DuPont Photomasks, Inc.
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                                 REVOLVING NOTE

$100,000,000                            March 9, 1999

  On March 9, 2002, Du Pont Photomasks, Inc., a Delaware corporation, for value received, hereby promises to pay to the order of Du Pont Chemical and Energy Operations, Inc., a Delaware corporation (the "Lender"), at its offices, located at 1007 Market Street, Wilmington, Delaware, in lawful money of the United States of America and in immediately available funds, the principal sum of One Hundred Million and no/100's Dollars ($100,000,000) or such lesser unpaid principal amount as may be advanced by Lender pursuant to the terms of the Letter Agreement of even date herewith by and between Borrower and Lender, as the same may be amended from time to time.

  The principal balance outstanding hereunder, will bear interest from the date of the first advance until March 9, 2001 at an annual rate of interest equal to 25 basis points and from March 10, 2001 until paid at an annual floating rate of interest equal to LIBOR in effect from time to time plus a spread of 25 basis points.

  Accrued and unpaid interest will be payable in immediately available funds at the principal office of the Lender set forth above on the first day of August, 1999, and on the first day of February and of August thereafter during the term hereof. Interest will be calculated based on a 365-day year and charged for the actual number of days elapsed.

  On March 9, 2002, all outstanding principal and all accrued and unpaid interest will be due and payable. After maturity, whether by acceleration or otherwise, this Note will bear interest (computed and adjusted in the same manner, and with the same effect, as interest hereon prior to maturity) payable on demand, at a rate per annum equal to the Default Rate (as defined in the August 1, 1997 Credit Agreement (the "August 1 Agreement") between Borrower and Lender), until paid, and whether before or after the entry of judgment hereon.

  "LIBOR" will be determined by Lender in accordance with the following provisions: LIBOR will be equal to the average daily rate during the preceding month for U.S. dollars having 30-day maturity as reported on Bloomberg US0001M (INDEX) HP. "Bloomberg US0001M (INDEX) HP" means the display page so designated on the Bloomberg Financial Markets (or such other page as may replace that page on that service, or such other service as may be nominated as the information provider, for the purpose of displaying rates or prices relating to LIBOR). The initial principal amount of each loan made by Lender under this Note and the amount of each prepayment made by Borrower under this Note will be recorded by Lender on the schedule attached hereto or in the regularly maintained data processing records of Lender. The aggregate unpaid principal amount of all loans set forth in such schedule or in such records will be presumptive evidence of the principal amount owing and unpaid on this Note. However, failure by Lender to make any such entry will not limit or otherwise affect Borrower's obligations under this Note or the August 1 Agreement or the March 9, 1999 Letter Agreement.

  All payments received by Lender under this Note will be applied first to payment of amounts advanced by Lender on behalf of Borrower or which may be due for insurance, taxes and attorneys' fees or other charges to be paid by Borrower pursuant to the August 1 Agreement and the Loan Documents (as defined in the August 1 Agreement), then to accrued interest on this Note, then to principal.

  The principal of this Note is pre-payable in the amounts and under the circumstances, and its maturity is subject to acceleration upon the terms, set forth in the August 1 Agreement. Except as otherwise expressly provided in the August I Agreement, if any payment on this Note becomes due and payable on a day other than one on which banks are open for business in New York, New York (a "Business Day"), the maturity thereof will be extended to the next Business Day, and interest will be payable at the rate specified herein during such extension period.

  After the occurrence of an Event of Default (as defined in the August 1 Agreement), all amounts of principal outstanding as of the date of the occurrence of such Event of Default will bear interest at the Default Rate, in Lenders sole discretion, without notice to Borrower. This provision does not constitute a waiver of any Events of Default or an agreement by Lender to permit any late payments whatsoever.

  Borrower may prepay any portion of this Note in part at any time without premium or penalty. In no event will the interest rate on this Note exceed the highest rate permissible under any law which a court of competent jurisdiction
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will, in a final determination, deem applicable hereto.  In the event that a court determines that Lender has received interest and other charges under this
Note in excess of the highest permissible rate applicable hereto, such excess will be deemed received on account of, and will automatically be applied to reduce the amounts due to Lender from Borrower under this Note, other than interest, and the provisions hereof will be deemed amended to provide for the highest permissible rate. If there are no such amounts outstanding, Lender will refund to Borrower such excess.

  Borrower and all endorsers, sureties, guarantors and other persons liable on this Note hereby waive presentment for payment, demand, notice of dishonor, protest, notice of protest and all other demands and notices in connection with the delivery, performance and enforcement of this Note, and consent to one or more renewals or extensions of this Note.

  This Note may not be changed orally, but only by an instrument in writing.

  This Note is being delivered in, is intended to be performed in, will be construed and enforceable in accordance with, and be governed by the internal laws of the State of Delaware without regard to principles of conflict of laws. Borrower agrees that the State and Federal courts in New Castle County, Delaware or any other court in which Lender initiates proceedings will have exclusive jurisdiction over all matters arising out of this Note, and that service of process in any such proceeding will be effective if mailed to Borrower at its address described in the Notices section of the August 1 Agreement. BORROWER HEREBY WAIVES THE RIGHT TO TRIAL BY JURY OF ANY MATTERS ARISING OUT OF THIS NOTE.

DU PONT PHOTOMASKS, INC.

By: /s/ JAMES R. TIPTON
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Its:  Corporate Controller